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                                                               Exhibit 99.(4)(c)

                             AMENDMENT NO. 2 TO THE
                 INVESTMENT ADVISORY AND ADMINISTRATION CONTRACT

     This Agreement is made as of July 19, 2006, by and between UBS FINANCIAL SERVICES INC., a Delaware corporation ("Manager") (f/k/a "UBS PaineWebber Incorporated, f/k/a PaineWebber Incorporated), and UBS MUNICIPAL MONEY MARKET SERIES, a Massachusetts business trust (the "Trust") (f/k/a UBS PaineWebber Municipal Money Market Series, f/k/a PaineWebber Municipal Money Market Series, f/k/a PaineWebber/Kidder Peabody Municipal Money Market Series), on behalf of its series, UBS RMA New Jersey Municipal Money Fund (the "Fund") (f/k/a UBS PaineWebber RMA New Jersey Municipal Money Fund, f/k/a PaineWebber RMA New Jersey Municipal Money Fund).

                                   WITNESSETH:

     WHEREAS, there is now in effect an Investment Advisory and Administration Contract dated as of April 13, 1995, providing for services to be furnished to the Fund by the Manager on certain terms and conditions and subject to certain provisions set forth therein; and

     WHEREAS, the Fund and the Manager wish to amend said Agreement and such amendment has been approved as required by the terms of the Agreement,

     NOW THEREFORE, the parties agree as follows:

     1. Section 8(a) of the Investment Advisory and Administration Contract is amended, effective as of August 1, 2006, to read as follows:

     "8. COMPENSATION.

     (a) For the services provided and the expenses assumed pursuant to this Contract with respect to the New Jersey Series, the Fund will pay to Manager a fee, computed daily and paid monthly, at the annual rate of such Series' average daily net assets set forth below:

     AVERAGE DAILY NET ASSETS                         ANNUAL RATE
     ------------------------                         -----------
     Up to $300 million of average daily net assets       0.45%
     In excess of $300 million up to $750 million         0.39%
     Over $750 million                                    0.31%"

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     2. This Amendment No. 2 supersedes the prior fee reduction Amendment dated as of August 25, 2003.

     3. In all other respects said Investment Advisory and Administration Contract is reaffirmed and shall continue in effect for the period provided by such Contract.

     4. This Amendment may be executed in several counterparts, each of which shall be original.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names by their duly authorized officers as of the date and year first above written.

UBS MUNICIPAL MONEY MARKET SERIES


By:  /s/ Thomas Disbrow
    ---------------------------------
Title:  Vice President & Treasurer
       ------------------------------


By:  /s/ Keith A. Weller
    ---------------------------------
Title:  Vice President and Assistant Treasurer
       ------------------------------

UBS FINANCIAL SERVICES INC.


By:  /s/ Peter Stanton
    ---------------------------------
Title:  Executive Director
       ------------------------------


By:  /s/ Steve Roussin
    ---------------------------------
Title:  Managing Director
       ------------------------------